Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of LogicMark, Inc. on Form S-1 (File Nos. 333-259105 and 333-226116), and Form S-3 (File Nos. 333-259145, 333-222452 and 333-228624) of our report dated April 15, 2022, with respect to our audits of the financial statements of LogicMark, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of LogicMark, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

April 15, 2022